Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C., Basswood Partners, L.L.C., Basswood Financial Fund, LP (“BFF”), Basswood Opportunity Fund, Inc. (“BOF”), Basswood Financial Long Only Fund, LP (“BLOF”) and Basswood Financial Fund, Inc. (“BFF, Inc.”) (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to BFF, BOF, BLOF, BFF, Inc., Basswood Enhanced Long Short Fund, LP (“BELS”) and Basswood Opportunity Partners, LP (“BOP” and, together with BFF, BOF, BLOF, BFF, Inc. and BELS, the “Funds”) and certain separate managed accounts (the “Managed Accounts”), and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Basswood Partners, L.L.C. is the general partner of BFF, BOP and BLOF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BLOF. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds and Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein.

2.	Common Stock held directly by certain separate accounts managed by Basswood Capital Management, L.L.C.
3.	Common Stock held directly by Basswood Financial Fund, LP.
4.	Common Stock held directly by Basswood Financial Long Only Fund, LP.
5.	Common Stock held directly by Basswood Financial Fund, Inc.
6.	Common Stock held directly by Basswood Opportunity Fund, Inc.
7.	Common Stock held directly by Basswood Opportunity Partners, L.P.
8.	Common Stock held directly by Basswood Enhanced Long Short Fund, L.P.

Remarks:
Date: January 3, 2018